[redacted]

June 17, 2020

George Dramalis
[redacted]

Dear George

Congratulations! On behalf of Symbotic, we are excited to offer you the position of Chief Information Officer at our 200 Research Drive, Wilmington Massachusetts location, effective as of July 6, 2020 (exact date to be determined and coordinated with C&S). This position will report directly to the company's CEO.

Your tenure with C&S will be credited towards your Symbotic service and will be noted in our system as a January 24, 2011 start date. You will not be eligible to participate in any C&S employment plans (including but not limited to benefits, compensation, severance) as of July 6, 2020, and herby waive and agree not to make any such claims.

We feel your background and experience will be a beneficial addition to our team. The focus, intensity and dedication you bring with you will prove valuable as we continue the work of building Symbotic into one of the most admired companies in America.

Compensation

You will receive an annual salary of $400,000, less applicable taxes and withholdings, paid in accordance with Symbotic's payroll schedule, which is currently bi-weekly payments paid one week in arrears.

Incentive Plan

You are eligible to participate in Symbotic's Performance Incentive Plan at 50% of your base salary. Under the provisions of this plan, you are eligible for a discretionary bonus that is aligned with both professional and organizational goals. For calendar year 2020, you will be eligible for an incentive bonus from the time you joined Symbotic. Incentive pay is discretionary, and all employees must be in good standing with Symbotic at the time of the incentive payment in order to be eligible.

Equity

You will be granted an equity award of Class C units of Warehouse Technologies LLC with an estimated value of $2.0 million at a pro forma $3.5 billion valuation of the company, such pro forma valuation determined after deducting the liquidation preference of the Class B units currently valued at roughly $640 million. Please note that the pro forma valuation is not a guarantee or prediction of the future value of either the company or your equity award. The actual value of your equity award will be subject to vesting and will vary depending on the actual valuation of the company once your award is fully vested. Your equity award will vest over five years with 20% vesting on each anniversary of May 15, 2020. Active service to the company is required for vesting, and any unvested portion of your award will be forfeited if your employment is terminated for any reason. The equity award will be issued under the Warehouse Technologies LLC 2012 Incentive Units Plan and the award will be subject to the terms and conditions set forth in an Incentive Unit Agreement.

[redacted]

Severance

In the event your employment with Symbolic is terminated by Symbotic without Cause (as defined in your Non-Competition Agreement), subject to your execution and delivery of Symbotic's standard general release that has not been revoked, Symbotic will pay you severance in the form salary continuation of your then-current base salary for a period of twelve (12) months from the date of such termination. The severance shall not include any payments for bonuses, in lieu of bonuses or pro-rata bonuses or payments with respect to your Long-Term Incentive Plan to which you are not otherwise entitled.

Relocation and Accommodations

C&S Wholesale Grocers, Inc. has agreed to purchase your home in New Hampshire for the gross amount of $1,500,000 or, if such a purchase price would result in material adverse tax consequences due to the fair market value of your house , to purchase your house at its fair market value and provide you with a one-time bonus in the amount of the difference between the purchase price of your house and $1,500,000 You agree to relocate to a reasonable commuting distance from Symbotic's headquarters and that you will self-fund that relocation. You acknowledge and agree that you are not eligible for any relocation benefits, reimbursements, or payments from Symbotic relating to your relocation.

Review

You will receive a performance and salary review each year as part of the annual review cycle for hourly and salaried employees.

Benefits

Symbotic offers a competitive employee benefits package, understanding that benefits are a significant aspect of one's overall compensation. To meet the needs of our employees, we offer a range of Medical/Dental/Vision plans. Benefits under the Medical/Dental/Vision plans will be effective on your date of hire should you elect coverage. Company paid life and accidental death insurance will also begin on this date.

You will be eligible to contribute to the 401(k) upon your first day of employment. You will be auto-enrolled into the plan after 30 days of employment at 5% if no action is taken. The company will provide a 100% company match on contributions of 1-3% of your salary and a 50% company match on contributions of 4-5% of your salary starting after six months of employment.

Other benefits include Tuition Reimbursement, and Health Care and Dependent Care Spending Account

Vacation and Paid Time Off

You will be eligible for up to 160 hours of vacation annually. This vacation time will be accrued at a rate of 6.154 hours per pay period. You will also be eligible for up to 64 hours of sick time annually.

Continued vacation and paid time-off will be accrued based on company policy. This offer is contingent upon the signing of our employee Invention, Non-Disclosure and Non-Solicitation Agreement and our employee Non-Competition Agreement, both which you will find attached, and successful completion of a background check.

[redacted]

If you have any questions, please feel free to contact Iman Abbasi at 978-284-2864 or 201-396-5932.

Sincerely,

Paul Arsenault
Manager, Talent Acquisition
Symbotic LLC
200 Research Drive, Wilmington, MA 01887

We look forward to the opportunity to have you join our team. Please indicate your acceptance of this offer below.

DocuSigned by:
George Dramalis
FB410C574D454D0...
George Dramalis

6/17/2020 | 6:39 PM PDT
Date

This letter contains all of the terms of the offer of employment to you and supersedes any other representations or offers made to you in connection with your employment. Your employment with Symbotic is at-will and is subject to standard employment policies and practices which Symbotic reserves the right to amend at any time with or without notice. Your employment is also conditional on your signing the enclosed Confidentiality and Non-Competition Agreement. Your hours in this position may fluctuate each pay period; the salary amount listed in this offer will compensate you for any and all hours worked.

cc: Personnel File